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                              CONSULTING AGREEMENT
                              --------------------

     This Consulting Agreement, made as of this the first day of July, 1986, is between ATHENA NEUROSCIENCES, INC., a Delaware corporation, (hereinafter "COMPANY"), having principal offices in care of Fairfield Venture Partners, 650 Town Center Drive, Suite 810, Costa Mesa, California 92626, and DENNIS J. SELKOE, M.D., (hereinafter "CONSULTANT"), having an address at 166 Moss Hill Road, Jamaica Plain, Massachusetts 02130.

     The following terms and conditions will govern the parties to this
Agreement:

     1.   Prior and Other Work of Consultant.

          (a) CONSULTANT is a member of the Professional Staff of Brigham and Women's Hospital ("Brigham"), is a member of the Faculty of Medicine of Harvard University ("Harvard"), is responsible for a variety of clinical and research duties, and is subject to all requirements imposed by the following instruments, warranted by CONSULTANT to be in force on the Effective Date (as hereinafter defined), a copy of each of which is attached hereto and made a part hereof: (a) Brigham and Women's Hospital Patent Policy, (b) Brigham's Statement of Policy on Consulting Agreements, and (c) a certain Brigham and Women's Hospital Participation Agreement, dated March 16, 1986 between Brigham and the CONSULTANT (all of

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               which individually or collectively are referred to hereinafter as
               "instruments").

          (b) Subject to his obligations under the instruments, the CONSULTANT hereby warrants that he is free to enter into this Agreement with the COMPANY and to provide the consulting services required hereunder and the CONSULTANT represents that he is not a party to any existing agreement which would prevent his entering into this Agreement or which would affect the COMPANY'S rights or the CONSULTANT'S duties under this Agreement.

          (c) The CONSULTANT advises the COMPANY that the CONSULTANT is a member of the professional staff of Brigham and the faculty of Harvard, as described above, and that to his best knowledge and belief, this Agreement is not in conflict with the patent and copyright policy of Brigham or Harvard, if any, or in conflict with the instruments or any of the CONSULTANT'S commitments thereunder. The CONSULTANT agrees to use his best efforts to (i) segregate work done under this Agreement from his work done for Brigham or Harvard, as the case may be, so as to minimize any questions of disclosure of, or rights under, any inventions to Brigham or Harvard, as the case may be, and (ii) assist the COMPANY and Brigham or Harvard, as the case may

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               be, in fairly resolving any such questions which may arise.

          (d) The CONSULTANT agrees that for the term of this Agreement, and for a period of six (6) months thereafter, the CONSULTANT will not, without the prior written consent of the COMPANY, enter into any agreement with anyone other than the COMPANY to consult or otherwise render services in the Field (as hereinafter defined), provided that this Agreement shall not abrogate the CONSULTANT'S obligations to Brigham or Harvard. During the term of this Agreement, and for a period of six (6) months thereafter, CONSULTANT will not (i) own, manage, operate or control, or participate in the ownership, management, operation or control of (except that, for purposes of this subparagraph, an ownership interest of one percent (1%) or less of a corporation with a class of securities registered under the Securities Act of 1934, as amended, shall not be prohibited), or (ii) be associated with as a director, officer, employee, partner or consultant (whether or not for compensation), or (iii) permit the use of his name in connection with any corporation, partnership, joint venture, sole proprietorship or any other form of business which is or will be, directly or indirectly,



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               selling products or services in the Field (as hereinafter
               defined). Before performing any services for others, as a consultant or otherwise, in the Field other than the services required by his principal employment, CONSULTANT shall, during the term of this Agreement, and for a period of six (6) months thereafter, notify the COMPANY of the general nature of the services to be performed and the party for whom they will be performed, in order that the COMPANY may determine whether a conflict of interest may arise.

          (e) The CONSULTANT agrees not to disclose to the COMPANY any trade secrets or other information which he does not have the right to disclose, and which the COMPANY is not free to use without liability of any kind. The CONSULTANT further agrees to inform the COMPANY of any patents, known to him, which the COMPANY may be in a position to violate as a result of information provided by the CONSULTANT. Consistent with and during the term of this Agreement, the CONSULTANT agrees to inform the COMPANY of any other research he is involved in which is or becomes directly within the scope of the work described on Appendix A attached hereto and related to the


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               subject matter of this Agreement. It is understood and agreed that as a member of the professional staff of Brigham, CONSULTANT is responsible to disclose to Brigham any discovery or inventions made by him as defined in the Brigham Participation Agreement and to file this present Consulting Agreement with Brigham, before execution hereof, in order that Brigham can fully comply with its contractual obligations and commitments.

     2. Term. Effective as of the date this Consulting Agreement is executed by CONSULTANT ("Effective Date"), and continuing for the next following year (365 days), CONSULTANT shall serve as a consultant and scientific advisor to COMPANY within the field of research and clinical practice pertaining to diagnostic strategies relating to Alzheimer's Disease, as and to the extent described on the attached Appendix A (hereinafter "Field"), and also including such other work as hereinafter from time to time may be designated by the parties in writing to be part of the Field, to the extent his commitments to Brigham and Harvard do not preclude such engagement. This Agreement shall renew automatically for consecutive one-year (365 day) terms, unless either party notifies the other at least 60 days prior to any anniversary of the Effective Date hereof of an intent not to renew under the terms hereof.


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     3.   Role. CONSULTANT shall make himself personally available to COMPANY to the extent set forth in Appendix A during the term of this Agreement for the purpose of providing services hereunder at the request of COMPANY. Such consultations shall be held at such times and locations as may be designated by the COMPANY.

     4.   Compensation.

          (a) As compensation for the services to be performed hereunder, COMPANY shall pay CONSULTANT a fee in an amount to be fixed annually by agreement between COMPANY and CONSULTANT. Such Compensation shall be in accordance with a budget prepared by CONSULTANT and approved by the COMPANY, such budget to be approved at least sixty (60) days prior to the commencement of any renewal term thereof.

          (b) COMPANY shall also reimburse CONSULTANT for all reasonable travel and other expenses incurred upon its behalf and when authorized in advance by COMPANY. Such expenses shall be confirmed by appropriate receipts and shall be submitted in accordance with COMPANY'S standard expense account procedure.

     5. Duties of CONSULTANT. The responsibilities of CONSULTANT shall consist of:

          (a)  providing the services in the Field described in




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               Appendix A toward the objective of developing inventions of commercial value to COMPANY, and reporting thereon as requested by COMPANY; and

          (b) refraining, during the term of this Agreement and for a period of one (1) year thereafter, from recruiting or otherwise soliciting or inducing any employees of COMPANY or any of its affiliates to terminate their relationship with the COMPANY or any of its affiliates.

Nothing under this paragraph 5 shall:

               (i) be construed to permit or require the CONSULTANT to disclose, and the CONSULTANT shall not disclose, to COMPANY any information, including without limitation any advice or suggestions regarding any product, product development, formula, or technological or manufacturing process, whether or not relating to the Field, which the CONSULTANT shall be under any duty, express or implied, to Brigham, Harvard or any other person or persons to keep secret, develop or otherwise to deal with; or

               (ii) grant to COMPANY any license under any patent or patent application not expressly assigned or assignable to COMPANY in accordance herewith.


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     6.   Inventions, Trade Secrets, Confidential Information. Except as may be
determined otherwise in accordance with sections (a) and (c) of paragraph 1 above:

          (a) The CONSULTANT agrees to keep confidential, and not to use, other than for the purposes of the Agreement, all information furnished by the COMPANY and all information developed by the CONSULTANT pursuant to this Agreement, except to the extent that such information was already known to the CONSULTANT or is, or later becomes, publicly known under circumstances involving no breach of this Agreement, or other fault of the CONSULTANT, or is lawfully furnished to CONSULTANT without restriction or disclosure by a third party.

          (b) The CONSULTANT agrees to keep, separate and segregated from other work, all documents, records, notebooks, correspondence, deposits of micro-organisms, cells or parts thereof, cell lines, parts and progeny thereof, and all products produced thereby, including modified or unmodified compounds such as DNA or parts thereof whether or not included in a vector or host system which directly relate to his consulting work under this Agreement. Subject to paragraphs 1 and 5 hereof, all rights, title and interest therein shall be in the COMPANY, and upon


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               expiration or other termination of this Agreement, all documents, records, notebooks, and similar repositories of or containing confidential information (the CONSULTANT may retain all copies thereof but he will not, except to the extent permitted in paragraph 6(a) or with the prior written consent of the COMPANY, provide such information to anyone other than the COMPANY for a period of three years after the termination of this Agreement, unless the COMPANY shall terminate this Agreement) then in CONSULTANT'S possession or subject to his control, whether prepared by him or others, will be turned over to the COMPANY.

          (c) CONSULTANT shall promptly disclose any and all concepts, ideas, inventions, discoveries or developments, whether or not patentable, relating to the Field which become known during the term of, or by virtue of, this Consulting Agreement. CONSULTANT shall assign to COMPANY or any person or organization designated in writing by the COMPANY, at no additional consideration other than the consideration for this Consulting Agreement, all of CONSULTANT'S right, title and interest in any invention, whether or not patentable, in the Field that is conceived or




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               first reduced to practice during the provision of the services of
               CONSULTANT to COMPANY during the term of this Consulting Agreement, or for a period of 90 days thereafter, whether conceived and/or reduced to practice either solely or jointly with others. In addition, CONSULTANT shall render all assistance reasonably requested by COMPANY, and not of such a nature as to impair his obligations to Brigham and Harvard, in order to enable COMPANY to file, obtain and enforce any Letters Patent, whether foreign or domestic, on said invention, including the execution of such papers and documents as may be necessary to obtain patents in the United States and abroad, and shall otherwise provide full cooperation to COMPANY in obtaining those patents in which CONSULTANT is named as an inventor or co-inventor, even though such cooperation may be required to take place at a time following the expiration and/or termination of this Agreement. COMPANY shall promptly reimburse CONSULTANT in providing the assistance required by this paragraph upon the submission to COMPANY of an itemized statement of such expenses.

          (d) Nothing contained in this Agreement shall prevent CONSULTANT from publishing the results of his


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               work in the Field, provided that such publication is made in accordance with the procedures set forth in this paragraph 6. CONSULTANT shall submit to COMPANY a copy of any early draft of any manuscript to be published by CONSULTANT, solely or in co-authorship with others, or with scientists in COMPANY'S employ, containing information developed during any project undertaken pursuant to this Agreement, at least sixty (60) days prior to the submission thereof for publication, and to delay submission thereof upon written notice from COMPANY for a reasonable period not to exceed sixty (60) days to allow COMPANY to perfect its interest in any patentable subject matter disclosed therein, or otherwise protect the property rights of the subject information, in a manner to be determined by the COMPANY. At the end of said period the CONSULTANT at his sole discretion, shall have the right to submit the manuscript for publication.

          (e) It is understood and agreed that CONSULTANT shall receive the principal scientific credit for any inventions, ideas, developments or research results conceived or reduced to practice by CONSULTANT, or by COMPANY in consultation with the CONSULTANT, relating to an immuno-diagnostic


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               test or a DNA probe for Alzheimer's Disease, and the primary authorship of any articles, abstracts or other publications by the COMPANY or any of its employees relating thereto. The scientific responsibility and credit will, however, be shared by CONSULTANT and, if appropriate, Dr. Kosik.

          (f) CONSULTANT, shall use all reasonable efforts to ensure that any invention by CONSULTANT which is conceived or reduced to practice during the term of this Agreement, which invention relates both to CONSULTANT'S work under this Agreement and to CONSULTANT'S research is defined under the aforesaid Participation Agreement, shall be vested in the COMPANY.

     7.   Miscellaneous.

          (a) The CONSULTANT shall be deemed to be an independent contractor of the COMPANY and not an employee or agent of the COMPANY; the CONSULTANT shall have no power to bind or subject the COMPANY to liability in any way.

          (b) Any previous agreements, oral or written, between the COMPANY and the CONSULTANT are superseded to the extent that this Agreement is inconsistent therewith.

          (c) This Agreement is to be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.


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          (d)  If any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; but such provisions and/or this Agreement shall be reformed and construed so as to be valid, operative, and enforceable to the maximum effect allowed in law or in equity.

          (e) All notices given pursuant to this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered by hand or sent by certified or registered mail, postage prepaid, addressed to either party hereto at the respective addresses set forth at the beginning of this Agreement.

          (f) COMPANY may assign all rights under this Agreement to any successors or assigns of all or substantially all of the business of the COMPANY.

          (g) The COMPANY shall have the right to obtain injunctive relief, including, without limitation, specific performance, for breach or threatened breach of the terms of paragraphs 1 or 6, and the obligations of the CONSULTANT under those paragraphs will survive the termination for any reason of this Agreement. It is expressly understood and agreed that nothing herein



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               contained shall be construed as prohibiting the COMPANY from pursuing any other remedies available for such breach or threatened breach, including, without limitation, the recovery of damages by the COMPANY.



Agreed to and Accepted:

CONSULTANT                              ATHENA NEUROSCIENCES, INC.

/s/ Dennis J. Selkoe                    By: /s/ Authorized Signatory
--------------------                    ----------------------------------
Dennis J. Selkoe




Effective Date:  July 1, 1986

















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